Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A of Fidelity Financial Trust: Fidelity Convertible Securities Fund, Fidelity Equity-Income II Fund, and Fidelity Independence Fund (formerly known as Fidelity Retirement Growth Fund) of our reports dated January 8, 2001, on the financial statements and financial highlights included in the November 30, 2000 Annual Reports to Shareholders of Fidelity Convertible Securities Fund, Fidelity Equity-Income II Fund, and Fidelity Independence Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

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____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 22, 2001